Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-203259 (as amended by Post-Effective Amendment No 1 filed on July 6, 2015 and Post-Effective Amendment No. 2 filed on July 16, 2015), Registration Statement No. 333-173337, Registration Statement No. 333-150239, and Registration Statement No. 333-195858 on Form S-3 and in Registration Statement No. 333-156084 on Form S-8 of our report dated April 10, 2015 (July 13, 2015 as to the effects of recent developments related to the asset retirement obligations of pipelines constructed under permits issued by the U.S. Army Corps of Engineers in Note 3), relating to the financial statements of Poseidon Oil Pipeline Company, L.L.C. as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in the Current Report on Form 8-K of Genesis Energy, L.P. dated July 16, 2015.

/s/ Deloitte & Touche LLP

Houston, Texas

July 16, 2015